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EXHIBIT 11.1     COMPUTATION OF NET INCOME PER SHARE

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                                                                    Three Months Ended
                                                                        March 31,
                                                              -------------------------------
                                                                  2000              1999
                                                              -------------     -------------

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Basic:
  Net income attributable to common shares...........         $      (5,318)    $       1,428
                                                              =============     =============
  Weighted average common shares outstanding.........                22,103            22,068
                                                              =============     =============
  Per share amount...................................         $       (0.24)    $        0.06
                                                              =============     =============

Diluted:
  Net income.........................................         $      (5,318)    $       1,428
  Net effect of convertible debentures based on the
    if-converted method, assuming 100% conversion:
      $35,000,000, 6.75%, due 2006...................                   391               391
      $50,000,000, 7.0%, due 2004....................                   587               587
      $143,750,000, 5.25%, due 2002..................                 1,295             1,295
                                                              -------------     -------------
  Net income (loss) attributable to common shares....         $      (3,045)    $       3,701
                                                              =============     =============

  Weighted average common shares outstanding.........                22,103            22,068

  Net effect of convertible debentures based on the
   if-converted method, assuming 100% conversion:
      $35,000,000, 6.75%, due 2006...................                 1,717             1,717
      $50,000,000, 7.0%, due 2004....................                 2,469             2,469
      $143,750,000, 5.25%, due 2002..................                 5,000             5,000

  Net effect of dilutive stock options based
   on the Treasury stock method, using average
   market price......................................                    88               483
                                                              -------------     -------------
      Totals.........................................                31,377            31,737
                                                              =============     =============

  Per share amount...................................         $       (0.10)            $0.12
                                                              =============     =============
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